UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 22, 2018

Spirit AeroSystems Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33160	20-2436320
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3801 South Oliver, Wichita, Kansas 67210

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (316) 526-9000

Not Applicable

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.

On May 22, 2018, Spirit AeroSystems Holdings, Inc. (the “Company”) issued a press release announcing that Spirit AeroSystems, Inc., its wholly-owned subsidiary (“Spirit”), commenced an offer to purchase (the “Tender Offer”) for cash any and all of the $300 million outstanding principal amount of its 5 1/4% senior notes due 2022 (CUSIP No. 85205TAF7) (the “Notes”). The Tender Offer is being made upon the terms and subject to the conditions set forth in the Offer to Purchase dated May 22, 2018, and a related Letter of Transmittal and Notice of Guaranteed Delivery, which set forth the terms and conditions of the Tender Offer in full detail. Holders of Notes who validly tender their Notes at or prior to 5 p.m. New York City time on May 29, 2018 (the “Expiration Date”) will be eligible to receive the purchase price of $1,028.50 per $1,000 principal amount of Notes tendered. Tendering holders will also receive accrued and unpaid interest from the last applicable interest payment date to, but not including, the settlement date of the Tender Offer.

Spirit expressly reserves the right, in its sole discretion, subject to applicable law, to terminate the Tender Offer at any time prior to the Expiration Date. The Tender Offer is subject to the satisfaction of certain conditions set forth in the Offer to Purchase.

A copy of the Company’s press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated into this Item 8.01 by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description of Exhibit
99.1	Press Release, dated May 22, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPIRIT AEROSYSTEMS HOLDINGS, INC.

Date: May 22, 2018	By:	/s/ Sanjay Kapoor
		Name:	Sanjay Kapoor
		Title:	Executive Vice President and Chief Financial Officer